Exhibit 99.2

VSee Health Awarded Multi-Year, $6M First Year, Government Contract to Deliver Rapid Configurable Telehealth

SAN JOSE, Calif-- January 13, 2025 --VSee Health, Inc. (Nasdaq: VSEE), a leading provider of comprehensive digital health services and customized telehealth workflow streams, has been awarded a multi-year government contract with $6M allocated for the first year.

Under the contract, VSee Health will deploy its innovative "Lego-like" Digital Health Building Blocks to design a flexible telehealth system tailored to the program's needs. The system will feature seamless Electronic Health Record (EHR) integration, advanced data visualizations, and other scalable capabilities, ensuring that the platform can expand to meet future demands.

“Rapid customization and security are opposing forces in healthcare software,” noted Dr. Milton Chen, Co-CEO of VSee Health. “VSee uses a lego-like building block approach to allow rapid customization while providing a very high level of security. This allows our technology to evolve with the needs of our partners, providing the flexibility and reliability essential for long-term success in government health initiatives.”

Positioned for Growth

This award represents more than just immediate revenue—it highlights VSee Health’s ability to establish durable relationships with government agencies by delivering exceptional value and innovation. With renewal opportunities embedded in the contract structure, VSee Health is strategically positioned to secure additional multi-year commitments and to expand its government and institutional partnerships.

About VSee Health

VSee Health’s AI telehealth platform is the fastest way for enterprises to go from ideation to market go-live. Field-hardened on over 1.5M HIPAA-compliant video encounters every month, its customizable building blocks meet stringent government security standards, and are ready to scale. VSee Health has traveled for field deployments to over 50 countries such as Iraq, Syria, Marshall Islands and El Salvador. Its clients include NASA Space Station, US Department of Health and Human Services, McKesson, Magellan, DaVita, GE, countless startups, and the entire country of Qatar.

VSee Health offerings also include turnkey solutions for critical shortage areas such as critical care and teleradiology. It is committed to empowering high quality healthcare access and reducing physician burnout and workforce shortages through its telehealth technology. Visit vseehealth.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, statements regarding the Company’s ability to regain compliance with Nasdaq’s listing rules within the required timeframe. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly, including those risks set forth in the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and other documents filed with the SEC. Copies of such filings are available on the SEC’s website at www.sec.gov. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Contacts

Media Contact:

VSee Health

Anne Chang

626-513-1824

media@vsee.com

Investor Contact:

Dave Gentry, CEO

RedChip Companies, Inc.

1-407-644-4256

VSEE@redchip.com